Exhibit 99.1

FOR IMMEDIATE RELEASE

May 17, 2004

VALSPAR ANNOUNCES SECOND QUARTER EARNINGS

MINNEAPOLIS, MINNESOTA –  The Valspar Corporation (NYSE-VAL), a leading paint and coatings manufacturer, today reported net income for the second quarter ended April 30, 2004 of $39,089,000, up 21.6% from net income of $32,157,000 for the comparable period last year. Diluted earnings were $0.74 per share, versus $0.62 reported a year ago. Sales for the quarter increased 13.6% to $638,387,000, compared to $561,770,000 last year.

Net income for the first six months of fiscal 2004 was $57,475,000 or $1.09 per diluted share, compared with $47,776,000 or $0.92 per diluted share for the same period a year ago. Sales for the first half increased 10.6% to $1,139,978,000 compared to $1,030,741,000 during the comparable period a year ago.

Commenting on the second quarter, Richard M. Rompala, Chairman and Chief Executive Officer, said, “Second quarter results benefited from the recovery in the U.S. industrial economy, continuing strength in our architectural coatings product line and the impact of strong foreign currencies. We are pleased with our first half growth and expect good sales momentum for the balance of the year.

With an improved economy and high oil prices, we are seeing significant increases in our raw material costs. We are taking aggressive measures to offset these cost pressures with cost reduction initiatives, productivity improvements and pricing actions where appropriate in the marketplace.”

For further information, contact Deborah D. Weiss, Vice President and Treasurer of Valspar at 612-375-7302.

Note:   Valspar will host a conference call on Monday, May 17th at 10:00 AM CDT. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 731212.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company’s relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION
COMPARATIVE CONSOLIDATED EARNINGS
For the Quarters Ended April 30, 2004 and April 25, 2003

	Second Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	2004	2003	2004	2003

Net Sales	$638,387	$561,770	$1,139,978	$1,030,741
Cost of Sales	432,420	383,854	777,659	709,176
Operating Expenses	132,112	114,266	248,212	220,767

Income From Operations	73,855	63,650	114,107	100,798
Interest Expense	10,590	11,508	20,980	23,325
Other Expense, Net	218	275	425	416

Income Before Income Taxes	63,047	51,867	92,702	77,057
Income Taxes	23,958	19,710	35,227	29,281

Net Income	$39,089	$32,157	$57,475	$47,776

Net Income per Common Share-basic	$0.76	$0.64	$1.13	$0.95
Net Income per Common Share-diluted	$0.74	$0.62	$1.09	$0.92

Average Number of Shares O/S-basic	51,233,114	50,386,741	51,053,938	50,297,951
Average Number of Shares O/S-diluted	52,882,688	51,618,420	52,749,529	51,730,317

THE VALSPAR CORPORATION CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	April 30, 2004	October 31, 2003	April 25, 2003

Assets	(Unaudited)		(Unaudited)
Current Assets:
Cash and Cash Equivalents	$41,560	$41,589	$20,417
Accounts Receivable, Net	445,175	385,178	400,141
Inventories	216,377	192,251	216,037
Other	108,088	119,813	99,379

Total Current Assets	811,200	738,831	735,974
Goodwill, Net	1,004,177	961,915	950,991
Other Assets, Net	393,735	381,559	381,292
Property, Plant & Equipment, Net	422,038	414,219	405,259

Total Assets	$2,631,150	$2,496,524	$2,473,516

Liabilities and Stockholders' Equity
Current Liabilities:
Notes Payable to Banks	$108,985	$26,727	$49,095
Trade Accounts Payable	234,810	202,713	190,160
Income Taxes	51,560	48,458	43,840
Accrued Liabilities	230,980	253,165	220,562

Total Current Liabilities	626,335	531,063	503,657
Long Term Debt	710,689	749,199	873,043
Deferred Liabilities	355,435	346,945	301,409
Stockholders' Equity	938,691	869,317	795,407

Total Liabilities and Stockholders' Equity	$2,631,150	$2,496,524	$2,473,516